Exhibit 5.1

February 21, 2003

(213) 229-7000

C 03611-00032

K2 Inc.

4900 South Eastern Avenue

Los Angeles, California 90040

Re:   Merger of Lara Acquisition Sub Inc., a wholly owned subsidiary of K2

        Inc., with and into Rawlings Sporting Goods Company, Inc.

Ladies and Gentlemen:

We have acted as counsel to K2 Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of the issuance by the Company of up to 10,782,026 shares of Common Stock, par value $1.00 per share, of the Company (the “Shares”) to the stockholders of Rawlings Sporting Goods Company, Inc., a Delaware corporation (“Rawlings”), in connection with the merger of the Company’s wholly owned subsidiary, Lara Acquisition Sub Inc., a Delaware corporation, with and into Rawlings, as more fully described in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have assumed that, when the Shares are issued and delivered, the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded. In addition, we have assumed that the number of Shares to be offered and sold under the Registration Statement will not exceed the number of shares thereof

Rawlings Sporting Goods Company, Inc.

February 21, 2003

authorized in the Company’s Certificate of Incorporation, less the number of shares thereof authorized and reserved for issuance and issued and outstanding on the date on which the Shares are authorized, issued and delivered.

On the basis of and in reliance upon the foregoing examination, inquiries and assumptions, and such other matters of fact and upon the examination of such other questions of law as we deem appropriate, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that, upon the issuance and delivery of the Shares in the manner contemplated by the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

The Company is a Delaware corporation. We are not admitted to practice in Delaware. However, we are generally familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Subject to the foregoing, this opinion is limited to the Delaware General Corporation Law and federal law.

This opinion may not be quoted in whole or in part without the prior written consent of Gibson, Dunn & Crutcher LLP.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement and to the reference to our firm under the heading “Legal Matters” contained in the Prospectus that is a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act of the General Rules and Regulations of the Commission.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP

AEB/BPW/JAL/WLW